Brookdale Reports September 2024 Occupancy Nashville, Tenn., October 8, 2024 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for September 2024. 2023 2024 Occupancy Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Wtd. avg. 78.2% 78.6% 78.4% 78.3% 78.0% 77.9% 77.9% 77.9% 78.1% 78.2% 78.6% 78.9% 79.2% Month end 79.7% 79.5% 79.6% 79.3% 79.3% 79.2% 79.1% 79.2% 79.5% 79.7% 79.9% 80.4% 80.5% September 2024 Observations: • September weighted average occupancy increased 30 basis points sequentially to 79.2%, while month end occupancy grew to 80.5%. • September represents the Company’s thirty‐fifth consecutive month of year‐over‐year weighted average occupancy growth. • Third quarter weighted average occupancy increased 130 basis points when compared to the third quarter of 2023, and 80 basis points when compared to the second quarter of 2024. • Third quarter move‐ins and move‐outs were favorable sequentially to the second quarter. About Brookdale Senior Living Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 648 communities in 41 states as of September 30, 2024, with the ability to serve approximately 58,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube. Jessica Hazel, VP Investor Relations • 615‐564‐8104 • email: Jessica.hazel@brookdale.com 75% 77% 79% 81% Sep 2023 Oct Nov Dec Jan 2024 Feb Mar Apr May Jun Jul Aug Sep Weighted average Month end Wtd. Avg. 3Q 2024 78.9% 2Q 2024 78.1% 1Q 2024 77.9% 4Q 2023 78.4% 3Q 2023 77.6% 2Q 2023 76.5% 1Q 2023 76.3% 4Q 2022 77.1% 3Q 2022 76.4% 2Q 2022 74.6% 1Q 2022 73.4% Brookdale’s Consolidated Occupancy